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Meritor Reports Third-Quarter Fiscal Year 2013 Results

Achieves Adjusted EBITDA Margin of 8.8 Percent

TROY, Mich. (July 31, 2013) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2013.

Third-Quarter Highlights

•	Sales were $993 million, down $120 million or 11 percent from the same period last year.

•	Net loss on a GAAP basis was $38 million, compared to net income of $49 million in the same period last year.

•	Adjusted EBITDA was $87 million, compared with $92 million in the same period last year.

•	Adjusted EBITDA margin was 8.8 percent, compared to 8.3 percent in the same period last year.

•	Operating cash flow was $36 million in the third quarter of fiscal year 2013, compared to $68 million in the same period last year.

•	Free cash flow was $28 million in the third quarter of fiscal year 2013, compared to $46 million in the same period last year.
“Our performance this quarter was in line with our expectations,” said Executive Chairman, Interim CEO and President Ike Evans. “We have driven higher EBITDA margins over the last year primarily through improved net material performance, lower structural costs and pricing initiatives.”

Third-Quarter Results
For the third quarter of fiscal year 2013, Meritor posted sales of $993 million, down 11 percent from the same period last year. This decrease was primarily due to lower sales in North America, the company's military business and China.

Loss from continuing operations, on a GAAP basis, was $37 million or $0.38 per diluted share, compared to net income from continuing operations of $50 million or $0.51 per diluted share in the prior year. Loss from continuing operations in the third quarter of fiscal year 2013 includes a $27 million loss on the settlement of certain pension plans in Canada, $19 million loss on debt extinguishment, $12 million of restructuring charges and a $12 million charge for a specific warranty contingency. Both Adjusted EBITDA and Adjusted income from continuing operations, as referenced below, exclude these items.
Adjusted income from continuing operations in the third quarter of fiscal year 2013 was $33 million, or $0.34 per diluted share, compared to adjusted income from continuing operations of $37 million, or $0.38 per diluted share, a year ago.
Adjusted EBITDA was $87 million, compared to $92 million in the third quarter of fiscal year 2012. Adjusted EBITDA margin for the third quarter of fiscal year 2013 was 8.8 percent, compared with 8.3 percent for the same period last year. Compared to the second quarter of fiscal year 2013, Adjusted EBITDA improved $29 million and Adjusted EBITDA margin improved 240 basis points to 8.8 percent. The increase in Adjusted EBITDA and Adjusted EBITDA margin sequentially are primarily due to improved net material performance and higher volumes.
Free cash flow for the third quarter of fiscal year 2013 was $28 million compared to free cash flow of $46 million in the same period last year.

Third-Quarter Segment Results
Commercial Truck & Industrial sales were $784 million, down $118 million from the same period last year, primarily driven by lower sales in all regions, except South America. Segment EBITDA for the Commercial Truck & Industrial segment was $67 million for the quarter, down $4 million from the third quarter of fiscal year 2012. Segment EBITDA margin was 8.5 percent, up from 7.9 percent in the third quarter of fiscal year 2012. Segment EBITDA margin increased compared to the prior year as the impact of lower volumes was more than offset by lower material costs and variable labor and structural cost reductions.
The company's Aftermarket & Trailer segment posted sales of $238 million, down $7 million from the same period last year, primarily due to lower volumes in North America. Segment EBITDA for Aftermarket & Trailer was $25 million, up $3 million or 14 percent from the third quarter of fiscal year 2012, and Segment EBITDA margin was 10.5 percent, compared to 9 percent in the third quarter of fiscal year 2012. The increase in segment EBITDA and segment EBITDA margin was primarily due to pricing actions and lower material and structural costs.

Business Highlights

•	The Meritor Board of Directors named Ike Evans Executive Chairman, Interim Chief Executive Officer and President and initiated an executive search for a new CEO.

•
Launched M2016, Meritor's three-year plan for driving operational excellence, focusing on customer value, reducing product costs and investing in a high performing team. M2016 includes specific targets for EBITDA margin, debt reduction and revenue growth.

•
Completed the early settlement of Meritor's previously announced cash tender offer and consent solicitation for its 8-1/8 percent Notes due 2015. Meritor funded the early settlement with a portion of the proceeds from its $275 million offering of notes completed on May 31, 2013.

•
Completed the transfer of the company's on-highway business in China to Xuzhou Meritor Axle Co. Ltd., Meritor's majority owned off-highway joint venture. These actions in China are intended to improve efficiency, preserve revenue growth potential and reduce overhead costs.

•
Completed the sale of Meritor's 50 percent ownership interest in Suspensys Sistemas Automotivos Ltda to its joint venture partner Randon S.A. Implementos e Participações on July 30. The gross purchase price for Meritor's ownership interest was $195 million in cash and other consideration.

Business Wins
Volvo Trucks North America selected Meritor's EX+ air disc brakes as its preferred equipment on Volvo and Mack truck brands. Volvo will use the expanded lineup of EX+ air disc brakes, including two distinct calipers, one for linehaul and another for vocational and heavy duty needs.
Meritor trailer components are now standard equipment on all products for Vantage Trailers - a leading manufacturer of lightweight aluminum frameless trailers in the United States. Meritor components now available on Vantage trailers include MTA Top-Mount and Low-Mount suspensions, lift kits, the Meritor Tire Inflation System by PSI™, automatic slack adjusters and wheel-end components.
In South America, Meritor continues to grow with MAN, Ford, Mercedes Benz and DAF. Meritor will supply the 610 hub reduction rear axle for a new articulated bus chassis by MAN. In addition, Meritor will assemble rear axles and provide housings and axle shafts for MAN's new extra-heavy truck. The company will also supply its 18X rear axle for Ford's new extra-heavy truck, rear axles for the new Mercedes Benz micro bus chassis and axles for DAF's new extra-heavy trucks to be built in Brazil.
The company's Aftermarket business was awarded brake shoe business at two major manufacturers, and won new remanufactured differential and transmission business with additional customers. Several major fleets in Mexico are also adopting Meritor Tire Inflation System by PSI™ retrofits.

Outlook for 2013
For fiscal year 2013, the company's guidance for its continuing operations, inclusive of the impact of the Suspensys divestiture, is as follows:

•	Revenue to be in the range of $3.725 billion to $3.775 billion (previously ~$3.8 billion).

•	Adjusted EBITDA margin to be approximately 7 percent for fiscal year 2013.

•	Adjusted earnings per share from continuing operations in the range of $0.30 to $0.35 (previously $0.25 to $0.35).

•	Free cash flow from continuing operations before restructuring payments to be slightly negative.

For fiscal year 2013, the company anticipates the following for the entire company:

•	Capital expenditures in the range of $50 million to $60 million (previously $65 million to $75 million).

•	Interest expense of approximately $105 million (excludes a $19 million loss on debt extinguishment) (previously in the range of $95 million to $105 million).

•	Cash interest in the range of $75 million to $85 million.

•	Cash income taxes in the range of $45 million to $55 million (excludes the impact of the Suspensys sale).

•	Restructuring cash of approximately $30 million (previously $40 million).
“We're reaffirming the company's margin guidance despite revenue headwinds,” said Evans. “I believe we have the right plan and the right team in place to improve performance to the level that we expect from ourselves and that our shareholders expect from us.”

Third-Quarter Fiscal Year 2013 Conference Call
Meritor will host a conference call and webcast to discuss the company's third-quarter results for fiscal year 2013 on Wednesday, Jul. 31, 2013, at 11 a.m. (ET).
To participate, call (617) 213-4866, 10 minutes prior to the start of the call. Please reference passcode 67127720 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. on Jul. 31, until 11:59 p.m. Aug. 7, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 48918377. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. SEC filings may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.

Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA and Adjusted EBITDA margin are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.
Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
    Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Sales	$993	$1,113	$2,792	$3,432
Cost of sales	(884)	(981)	(2,505)	(3,060)
GROSS MARGIN	109	132	287	372
Selling, general and administrative	(67)	(68)	(194)	(205)
Pension settlement loss	(36)	—	(36)	—
Restructuring costs	(12)	(3)	(29)	(30)
Gain on sale of property	—	16	—	16
Other operating expense	—	(1)	(2)	(3)
OPERATING INCOME (LOSS)	(6)	76	26	150
Other income, net	—	1	—	6
Equity in earnings of affiliates	15	12	34	41
Interest expense, net	(45)	(25)	(99)	(72)
INCOME (LOSS) BEFORE INCOME TAXES	(36)	64	(39)	125
Provision for income taxes	(1)	(12)	(18)	(49)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(37)	52	(57)	76
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(1)	(1)	(6)	(19)
NET INCOME (LOSS)	(38)	51	(63)	57
Less: Net Income attributable to noncontrolling interests	—	(2)	—	(10)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$(38)	$49	$(63)	$47

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$(37)	$50	$(57)	$66
Loss from discontinued operations	(1)	(1)	(6)	(19)
Net income (loss)	$(38)	$49	$(63)	$47

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.38)	$0.51	$(0.58)	$0.68
Discontinued operations	(0.01)	(0.01)	(0.07)	(0.20)
Diluted earnings (loss) per share	$(0.39)	$0.50	$(0.65)	$0.48

Diluted average common shares outstanding	97.2	97.2	97.0	97.2

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30, 2013	September 30, 2012
ASSETS:
Cash and cash equivalents	$228	$257
Receivables, trade and other, net	596	542
Inventories	411	438
Other current assets	51	61
TOTAL CURRENT ASSETS	1,286	1,298
Net property	384	417
Goodwill	427	433
Other assets	380	353
TOTAL ASSETS	$2,477	$2,501

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$23	$18
Accounts payable	657	697
Other current liabilities	328	313
TOTAL CURRENT LIABILITIES	1,008	1,028
Long-term debt	1,144	1,042
Retirement benefits	1,043	1,075
Other liabilities	341	338
Total deficit attributable to Meritor, Inc.	(1,086)	(1,023)
Noncontrolling interests	27	41
TOTAL DEFICIT	(1,059)	(982)
TOTAL LIABILITIES AND DEFICIT	$2,477	$2,501

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Sales:
Commercial Truck & Industrial	$784	$902	$2,211	$2,829
Aftermarket & Trailer	238	245	665	706
Intersegment Sales	(29)	(34)	(84)	(103)
Total sales	$993	$1,113	$2,792	$3,432
EBITDA:
Commercial Truck & Industrial	$67	$71	$138	$207
Aftermarket & Trailer	25	22	60	63
Segment EBITDA	92	93	198	270
Unallocated legacy and corporate costs, net	(5)	(1)	(7)	(4)
Adjusted EBITDA	87	92	191	266
Interest expense, net	(45)	(25)	(99)	(72)
Provision for income taxes	(1)	(12)	(18)	(49)
Depreciation and amortization	(16)	(15)	(49)	(48)
Noncontrolling interests	—	(2)	—	(10)
Loss on sale of receivables	(2)	(1)	(5)	(7)
Restructuring costs	(12)	(3)	(29)	(30)
Specific warranty contingency	(12)	—	(12)	—
Pension settlement loss	(36)	—	(36)	—
Gain on sale of property	—	16	—	16
Income (loss) from Continuing Operations attributable to Meritor, Inc.	(37)	50	(57)	66
Loss from Discontinued Operations attributable to Meritor, Inc.	(1)	(1)	(6)	(19)
Net income (loss) attributable to Meritor, Inc.	$(38)	$49	$(63)	$47

Adjusted EBITDA Margin (1)	8.8%	8.3%	6.8%	7.8%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2013	2012
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(57)	$76
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	49	48
Restructuring costs	29	30
Loss on debt extinguishment	24	—
Equity in earnings of affiliates	(34)	(41)
Pension and retiree medical expense	69	40
Gain on sale of property	—	(16)
Other adjustments to income (loss) from continuing operations	4	11
Dividends received from affiliates	14	35
Pension and retiree medical contributions	(88)	(104)
Restructuring payments	(17)	(15)
Changes in off-balance sheet accounts receivable factoring	46	16
Changes in assets and liabilities	(98)	(45)
Operating cash flows provided by (used for) continuing operations	(59)	35
Operating cash flows used for discontinued operations	(14)	(13)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(73)	22
INVESTING ACTIVITIES
Capital expenditures	(31)	(65)
Proceeds from sale of property	—	18
Other investing activities, net	1	3
Net investing cash flows used for continuing operations	(30)	(44)
Net investing cash flows provided by discontinued operations	6	28
CASH USED FOR INVESTING ACTIVITIES	(24)	(16)
FINANCING ACTIVITIES
Proceeds from debt issuance	500	100
Repayment of notes and term loan	(427)	(85)
Debt issuance costs	(12)	(12)
Other financing activities	10	—
CASH PROVIDED BY FINANCING ACTIVITIES	71	3
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(3)	—
CHANGE IN CASH AND CASH EQUIVALENTS	(29)	9
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	257	217
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$228	$226

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Income (loss) from continuing operations attributable to Meritor, Inc.	$(37)	$50	$(57)	$66
Adjustments (net of tax):
Loss on debt extinguishment	19	—	19	—
Restructuring costs	12	3	27	30
Specific warranty contingency	12	—	12	—
Pension settlement loss	27	—	27	—
Gain on the sale of property	—	(16)	—	(16)
Adjusted income from continuing operations	$33	$37	$28	$80

Diluted earnings (loss) per share from continuing operations	$(0.38)	$0.51	$(0.58)	$0.68
Impact of adjustments on diluted earnings (loss) per share	0.72	(0.13)	0.87	0.14
Adjusted diluted earnings per share from continuing operations	$0.34	$0.38	$0.29	$0.82

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Cash flows provided by (used for) operating activities — continuing operations	$37	$73	$(59)	$35
Capital expenditures — continuing operations	(8)	(22)	(31)	(65)
Free cash flow - continuing operations	29	51	(90)	(30)

Cash flow used for operating activities - discontinued operations	(1)	(5)	(14)	(13)
Free cash flow — discontinued operations	(1)	(5)	(14)	(13)
Free cash flow — total company	$28	$46	$(104)	$(43)

Free cash flow - continuing operations	$29	$51	$(90)	$(30)
Restructuring payments - continuing operations	5	5	17	15
Free cash flow from continuing operations before restructuring payments	$34	$56	$(73)	$(15)

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